Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS APPOINTS ARMANDO ANIDO

AND MICHAEL DUNNE, M.D. TO ITS BOARD OF DIRECTORS

ATLANTA, GA – September 22, 2015 - Biota Pharmaceuticals, Inc. (NASDAQ: BOTA, the “Company”), a biopharmaceutical company focused on the discovery and development of direct-acting antivirals to treat infections that have limited therapeutic options, announced the appointments of Armando Anido and Michael Dunne, M.D to its Board of Directors. Both of these new directors will begin serving as directors immediately and will stand for election for a full one-year term at the Company’s Annual Meeting of Stockholders in November 2015.

“It is with great pleasure that we welcome both Armando and Mike to our Board of Directors. Their collective success and leadership in the development and commercialization of infectious disease products will be invaluable to us as we continue to advance our clinical stage pipeline of direct-acting antivirals,” commented Joseph M. Patti, PhD, President and Chief Executive Officer at Biota.

Mr. Anido has served as Chairman of the Board and Chief Executive Officer of Zynerba Pharmaceuticals since October 2014. Prior to joining Zynerba, Mr. Anido served as Chief Executive Officer and director of NuPathe, Inc. from 2012 through its acquisition by Teva Pharmaceuticals in 2014, during which time he led the company through FDA approval of its lead product, Zecuity, a transdermal patch for migraine. From 2006 to 2011, Mr. Anido served as Chief Executive Officer and President and as a director of Auxilium Pharmaceuticals, Inc., a specialty pharmaceutical company acquired by Endo International plc. Prior to its acquisition by AstraZeneca, Mr. Anido served as Executive Vice President, Sales and Marketing at MedImmune, Inc. and played a major role in the commercial success of Synagis®, a monoclonal antibody for the prevention of respiratory syncytial infections in infants. Mr. Anido also served in a series of positions with increasing responsibility at Glaxo Wellcome, Inc, including Director, HIV Marketing and Vice President, Central Nervous System Marketing. He holds an M.B.A. and a B.S. in Pharmacy from West Virginia University.

Dr. Dunne is currently Chief Science Officer of Iterum Pharmaceuticals plc. From 2014-2015, Dr. Dunne was Vice President Research and Development at Actavis plc (now Allergan plc). Prior to its acquisition by Actavis plc in 2014, Dr. Dunne served as the Chief Medical Officer at Durata Therapeutics, during which time he led the clinical development of dalbavancin, an intravenous antibiotic for gram positive infections. Prior to joining Durata as Chief Medical Officer in 2009, Dr. Dunne worked at Pfizer for 17 years, which included holding positions of Vice President, Therapeutic Area Development and Head, Infectious Diseases, Global R&D and, subsequent to that, Vice President, Portfolio Policy, Worldwide Policy & Public Affairs, Global R&D. During his time at Pfizer, Dr. Dunne led the clinical development of a number of infectious diseases products, including maraviroc, voriconazole, and Zithromax®. Dr. Dunne currently sits on the scientific advisory committee for the Global Alliance for TB Drug Development and the Medicines for Malaria Venture. Dr. Dunne holds an M.D. from the State University of New York Health Science Center at Brooklyn, completed his residency in Internal Medicine as well as fellowships in pulmonary medicine and infectious diseases at Yale University and has a B.A. in Economics from Northwestern University.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009  ♦  Tel: (678) 221-3343

The Company also announced that Dr. James Fox will not stand for re-election to its Board of Directors at its Annual Meeting of Shareholders in November 2015.

“We certainly understand Jim’s desire to reduce his significant travel, business and board commitments at this time. On behalf of Biota and our board, I want to thank Jim for being instrumental in the challenging transition of the organization and being supportive of the implementation of our strategy over the past several years to better position us for future success,” said Russell Plumb, Executive Chairman of Biota Pharmaceuticals, Inc.

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals is focused on the discovery and development of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has four product candidates in clinical development. These include vapendavir, an oral treatment for human rhinovirus infections in moderate-to-severe asthmatics that is currently being evaluated in the Company's ongoing Phase 2b SPIRITUS trial; BTA074, a topical antiviral treatment in Phase 2 development for genital warts caused by human papillomavirus types 6 & 11; BTA585, an oral fusion (F) protein inhibitor in Phase 1 development for the treatment of respiratory syncytial virus (RSV) A & B infections; and laninamivir octanoate, a one-time, inhaled treatment in Phase 2 development for influenza A and B infections. The Company also has a preclinical stage RSV non-fusion inhibitor program. For additional information about the Company, please visit www.biotapharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Biota Pharmaceuticals, Inc. business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements. Other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015, as filed with the U.S. Securities and Exchange Commission on September 11, 2015. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contacts:

Joseph M. Patti, PhD

President and Chief Executive Officer of Biota

(678) 221-3352

j.patti@biotapharma.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009  ♦  Tel: (678) 221-3343